SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2004

TIME WARNER TELECOM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30218	84-1500624
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

10475 Park Meadows Drive Littleton, Colorado 80124

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 566-1000

N/A

(Former name or former address, if changed since last report)

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1	Investor Presentation, March 2004

Item 9.	Regulation FD Disclosure.

Time Warner Telecom Inc. will make the presentation attached to this report to investors at an investor conference, in Orlando, Florida beginning March 2. A webcast of the presentation on March 3, 2004 can be accessed at 2:50 EST www.twtelecom.com , “Investor Relations”.

The Company has included on Page 17 of the presentation attached as Exhibit 99.1 to this report, a breakdown of adjusted revenue by customer type. Previously the Company presented adjusted revenues for the three months ended December 31, 2003, including revenue from enterprise customers of 51%, revenue from carriers and Internet service providers of 43%, and intercarrier compensation revenue of 6%, of total adjusted revenue; and for the three months ended December 31, 2002, revenue from enterprise customers of 40%, revenue from carriers and Internet service providers of 51%, and intercarrier compensation revenue of 9%, of total adjusted revenue.

Page 17 of the presentation includes additional information that breaks out related party revenue for the same periods in order to provide greater visibility into the Company’s revenue trends. This change results in a slightly different distribution of total adjusted revenue for the three months ended December 31, 2003 and the three month ended December 31, 2002 among the customer categories as follows: revenue from enterprise customers of 48%, revenue from carriers and internet service providers of 41%, related party revenue of 5%, and intercarrier compensation revenue of 6%, of total adjusted revenue; and for the three months ended December 31, 2002, revenue from enterprise customers of 37%, revenue from carriers and Internet service providers of 48%, related party revenue of 6% and intercarrier compensation revenue of 9%, of total adjusted revenue.

Page 27 of the presentation sets forth the Company’s revenue, for the three months ended December 31, 2003 and December 31, 2002 and the year ended December 31, 2003 and December 31, 2002 on a reported basis and on an adjusted basis, which excludes settlements with WorldCom Inc. and certain reciprocal compensation settlements as well as a reconciliation of adjusted revenue to revenue reported on a GAAP basis. The Company presents this information to improve the visibility of trends in the Company’s ongoing revenue stream.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER TELECOM INC.

By:	/s/ Tina Davis
Name:	Tina Davis
Title:	Vice President and Deputy General Counsel

Dated: March 1, 2004

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EXHIBIT INDEX

Exhibit No.	Description of the Exhibit

99.1	Time Warner Telecom Inc. Investor Presentation, March 2004

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